Exhibit 16.1

March 27, 2019

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Ladies and Gentlemen:

We have read the section entitled “Changes in Independent Registered Public Accounting Firm” in the Registration Statement on Form S-1 of Personalis, Inc. (the “Company”) and agree with paragraph 1 in this section, except that we are not in a position to agree or disagree with the Company’s statement regarding the engagement of Deloitte & Touche LLP in paragraph 1. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ Moss Adams LLP